EXHIBIT 99.1
NEWS RELEASE

Date: November 7, 2005	CorVel Corporation 2010 Main Street Suite 600 Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Richard Schweppe Phone: 949-851-1473 http://www.corvel.com
CorVel Announces Revenues and Earnings
IRVINE, California, November 7, 2005 – CorVel Corporation (NASDAQ: CRVL) reported earnings per share of $0.22 for the quarter ended September 30, 2005, down 23% from per share earnings of $0.29 for the same quarter of the prior year. September quarter revenues were $66 million, down 8% from $72 million in the September quarter of 2004. Revenues and earnings for the quarter reflected the Company’s ongoing product development commitment, despite the continuing soft workers’ compensation claims market, regulatory compliance expenses and recent hurricane disruptions.
Despite the severity of regional storm damage, CorVel’s operations staff and flexible information systems architecture, combined to maintain full service continuity. The Company’s local branch staff worked tirelessly to assist the communities most affected by the storms. These new automated workflow management tools have also increased savings for customers throughout the Country. The Company is offering expanded document and workflow management services for medical review, and complete mailroom automation applications.
Medical Provider Networks, combined with Utilization Management, have produced record savings under new regulations in the State of California. Legislation supporting managed care controls is progressing in several states. Such legislation typically includes prompt pay protections for medical providers. The Company has implemented web-based medical review tracking tools to help its customers meet such new regulations and to avoid related late-payment fines.
About CorVel
CorVel Corporation (http://www.corvel.com/) is a national provider of leading-edge services and solutions in the field of managed healthcare. CorVel specializes in applying information technology and e-commerce applications to improve healthcare management in the workers’ compensation, group health, auto and disability management insurance markets. The Company provides networks of preferred providers, case management, utilization management, independent medical evaluations and medical bill review to more than 2,000 clients nationwide. Leveraging its commitment to flexibility and personal service, CorVel delivers custom solutions for employers, insurers, third party administrators and government entities.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
All statements included in this report, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s financial statements. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement.
The risks and uncertainties referred to above include, but are not limited to, factors described in this report and the Company’s filings with the Securities and Exchange Commission, including “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2005. The forward-looking statements in this report speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation
Income Statement — Unaudited
Three months ended September 30, 2004 and 2005

	Three months ended September 30,
	2004	2005
Revenues	$72,156,000	$66,343,000
Cost of revenues	60,462,000	55,470,000

Gross profit	11,694,000	10,873,000
General and administrative expenses	6,756,000	7,280,000

Income before income taxes	4,938,000	3,593,000
Income tax provision	1,901,000	1,382,000

Net Income	$3,037,000	$2,211,000

Net income per share
Basic	$.29	$.22

Diluted	$.29	$.22

Weighted average shares outstanding
Basic	10,487,000	9,858,000
Diluted	10,597,000	9,911,000
CorVel Corporation
Income Statement — Unaudited
Six months ended September 30, 2004 and 2005

	Six months ended September 30,
	2004	2005
Revenues	$148,412,000	$137,010,000
Cost of revenues	123,809,000	114,133,000

Gross profit	24,603,000	22,877,000
General and administrative expenses	14,119,000	14,714,000

Income before income taxes	10,484,000	8,163,000
Income tax provision	4,036,000	3,142,000

Net Income	$6,448,000	$5,021,000

Net income per share
Basic	$.61	$.51

Diluted	$.61	$.50

Weighted average shares outstanding
Basic	10,535,000	9,909,000
Diluted	10,651,000	9,965,000

CorVel Balance Sheet
Summary Balance Sheet Information
As of March 31, 2005 (audited) and September 30, 2005 (unaudited)

	March 31, 2005	Sept. 30, 2005
Assets
Cash and cash equivalents	$8,945,000	$7,088,000
Accounts receivable, net	45,611,000	42,942,000
Prepaid taxes and expenses	3,891,000	3,379,000
Deferred income taxes	4,152,000	4,478,000
Property and equipment, net	29,649,000	28,865,000
Goodwill and other assets	13,045,000	12,974,000

TOTAL ASSETS	$105,293,000	$99,726,000

Liabilities and Stockholders’ Equity
Accounts payable	$12,293,000	$13,641,000
Accrued liabilities	11,059,000	9,611,000
Deferred income taxes	7,700,000	6,946,000
Common stock and paid-in-capital	57,672,000	60,686,000
Treasury stock	(113,481,000)	(126,229,000)
Retained earnings	130,050,000	135,071,000

TOTAL LIABILITIES AND EQUITY	$105,293,000	$99,726,000